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                                                                      EXHIBIT 23



                         CONSENT OF INDEPENDENT AUDITORS

We consent to incorporation by reference in (i) the Registration Statement on Form S-3, File No. 333-92413, (ii) the Registration Statement on Form S-3, File No. 333-44666, (iii) the Registration Statement on Form S-3, File No. 333-31726,
(iv) the Registration on Form S-8, File No. 333-31700, (v) the Registration Statement on Form S-8, File No. 333-48386, each in the case of Aperian, Inc., of our report dated April 30, 2001 with respect to the financial statements of Fourthstage Technologies, Inc. at of December 31, 2000 and 1999, and for the year ended December 31, 2000 and for the period from November 3, 1999 (inception) through December 31, 1999, which appear in this Form 8-K/A.


                                        /s/ Ernst & Young LLP

Phoenix, Arizona
June 19, 2001